Exhibit 99.1
News Release
WILLIAM E. SULLIVAN TO SUCCEED DESSA M. BOKIDES AS
CHIEF FINANCIAL OFFICER OF PROLOGIS
DENVER — March 19, 2007 — ProLogis (NYSE: PLD), the world’s largest owner, manager and developer of distribution facilities, announced today that William E. Sullivan will succeed Dessa M. Bokides as the company’s chief financial officer.
Mr. Sullivan is the former CFO of Jones Lang LaSalle, the international real estate services and investment management firm. He will assume his new role on April 1, 2007.
“I am happy to have participated in ProLogis’ growth and in making it an even stronger company than the one I joined,” Ms. Bokides said. “I have had the opportunity to work with a talented team of associates around the world and am confident of the company’s continued success.”
“Dessa has made substantial contributions to ProLogis over the past year and a half during a period of accelerated growth in our market-leading distribution facilities platform,” said Jeffrey H. Schwartz, ProLogis chief executive officer. “We value her strategic insights and ability to convert financial strategy into global practice, thus strengthening the financial organization. We wish her continued success.”
“At the same time, we’re fortunate to be welcoming Bill Sullivan as a member of our executive management team,” Mr. Schwartz added. “With more than three decades of leadership experience in corporate finance and global real estate, as well as strong existing relationships within the company, Bill is exceptionally qualified to oversee ProLogis’ financial strategy as we expand our business and pursue new opportunities around the world.”
“Over the past 10 years, ProLogis has capitalized on global trends to build a strong leadership position in industrial real estate,” Mr. Sullivan said. “Today, it is the world’s largest provider of distribution facilities, with an industry-wide reputation for excellence with both its customers and capital partners. I am delighted to be working with Jeff and the rest of the management team and look forward to the company’s continued growth and success in the future.”
Mr. Sullivan’s extensive experience in real estate and finance includes positions in strategic planning, M&A, tax, audit and due diligence services. He worked for 18 years at Jones Lang

LaSalle in a variety of leadership positions, including chief financial officer and executive vice president of capital investments and technology. In 2001, he left the firm to become chief executive officer of SiteStuff, an online procurement company serving the real estate industry. He stepped down as CEO of SiteStuff in 2005, but continues to serve as chairman of the company. He also is the founder of Greenwood Advisors, a financial consulting and advisory firm.
At ProLogis, Mr. Sullivan will have overall responsibility for accounting, credit risk management, information technology, internal audit, investor relations, tax and treasury functions and will oversee the finance groups within ProLogis’ global operations.
Mr. Sullivan, 52, holds an MBA in management and finance from Northwestern University and a B.S.B.A. in accounting and marketing from Georgetown University. He also is a member of the American Institute of Certified Public Accounts (AICPA).
About ProLogis
ProLogis is the world’s largest owner, manager and developer of distribution facilities, with operations in 80 markets across North America, Europe and Asia. The company has $26.7 billion of assets owned, managed and under development, comprising 422 million square feet (39.2 million square meters) in 2,466 properties as of December 31, 2006. ProLogis’ customers include manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises with large-scale distribution needs. Headquartered in Denver, Colorado, ProLogis employs more than 1,250 people worldwide. For additional information about the company, go to www.prologis.com.
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Media:	Arthur Hodges	Investors:	Melissa Marsden ProLogis ProLogis
	303-567-5667		303-567-5622
	ahodges@prologis.com		mmarsden@prologis.com